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AMENDMENT TO EXCHANGE AND PURCHASE AGREEMENT

    This AMENDMENT TO EXCHANGE AND PURCHASE AGREEMENT, (this "Amendment") dated as of July 22, 1998, is among MYCOGEN CORPORATION, a California corporation (the "Company") and DOW AGROSCIENCES LLC ("DAS" or "Parent").

     WHEREAS, DAS is the successor to DowElanco, an Indiana general partnership ("DowElanco");

     WHEREAS, the Company and DAS desire to amend the Exchange and Purchase Agreement dated as of January 15, 1996 among the Company, Agrigenetics, Inc., DowElanco and United Agriseeds, Inc. (the "Exchange and Purchase Agreement"); and

     WHEREAS, each of the Independent Directors and the Company's Board of Directors have approved this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Amendment, and intending to be legally bound, the Company and DAS, as the successor to DowElanco, agree as follows.

1. Section 6.12 of the Exchange and Purchase Agreement is hereby amended by inserting the following Section 6.12.3 at the end of Section 6.12:

          6.12.3 Notwithstanding anything to the contrary contained in this Agreement, (i) Parent or its affiliates may during the period (the "Exception Period") beginning on July 22, 1998 and ending on August 31, 1998 (which Exception Period may be extended from time to time in writing signed by Joseph Sullivan and Clayton Yeutter, acting as the Special Committee of the Board of Directors of the Company (the "Special Committee")), discuss and negotiate with the Special Committee and its legal and financial representatives the terms and conditions (including terms relating to valuation and pricing) of a possible transaction involving the acquisition by Parent or any of its affiliates of all outstanding shares of Common Stock and the acquisition of, or other arrangement providing for the exchange, cancellation or amendment of, all outstanding options to purchase shares of Common Stock from the holders of such shares and options; and (ii) if appropriate terms and conditions of such a transaction have been approved in writing during the Exception Period by the Special Committee in its sole and absolute discretion, then Parent or its affiliates may, thereafter during the Exception Period and for such period thereafter as permitted by such approval, formally propose to the Company's shareholders and option holders to effect such approved transaction, and thereafter consummate such approved transaction in accordance with its terms. Nothing in this
     Section 6.12.3 shall affect the rights or obligations of the parties set forth in Section 6.13 for the period following the third anniversary of the Measurement Date.

2. In all other respects the Exchange and Purchase remains in full force and effect in accordance with its terms without any amendment thereto. If there is any perceived conflict between this Amendment and the remainder of the Exchange and Purchase Agreement, such a conflict shall be resolved in favor of implementing this Amendment.

3. This Amendment will be governed by and construed in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law thereof.

4. This Amendment may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

5. References to Parent in this Amendment and the Exchange and Purchase Agreement shall be deemed to apply to DAS as the successor of DowElanco.

6. Capitalized terms used but not otherwise defined in this Amendment shall have the meaning assigned to those terms in the Exchange and Purchase Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its authorized representatives as of the day and year first above written.

                                             MYCOGEN CORPORATION

                                             By: /s/ Joseph P. Sullivan
                                             Name: Joseph P. Sullivan
                                             Title: Director


                                             DOW AGROSCIENCES LLC

                                             By: /s/ Louis W. Pribila


                                             Name: Louis W. Pribila
                                             Title: Vice President,
                                                    Secretary and General
                                                    Counsel